UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2013
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Matters

Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) and (b)

Edward J. Cooney, a Class B member of the Board of Directors (the “Board”) of A.T. Cross Company (the “Company”), died unexpectedly on March 20, 2013.  Mr. Cooney was Chairman of the Company’s Audit Committee and an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission, and a member of the Company’s Compensation Committee.

On March 22, 2013, the Company notified The NASDAQ Stock Marketplace LLC (“Nasdaq”) that, as a result of Mr. Cooney’s death, the Company is no longer in compliance with NASDAQ Marketplace Rule 5605(c)(2)(A), because the Audit Committee no longer has at least three members.  Additionally, the Company is in the process of determining whether any other member of the Board meets the financial sophistication requirements set out in Rule 5605(c)(2)(A).

On March 22, 2013, the Company received a response letter from Nasdaq acknowledging the Company’s non-compliance with Rule 5605.  The Nasdaq letter further provided that, consistent with Rule 5605(c)(4), the Company shall have the following cure period to regain compliance: (i) until the earlier of the Company’s next annual shareholders’ meeting or March 20, 2014; or (ii) if the next annual shareholders’ meeting is held before September 16, 2013, then the Company must evidence compliance no later than September 16, 2013.

The Company intends to regain compliance with Rule 5605 prior to the expiration of the cure period granted by Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. February

A. T. CROSS COMPANY (Registrant)
Date: March 25, 2013	KEVIN F. MAHONEY (Kevin F. Mahoney) Senior Vice President, Finance Chief Financial Officer